EXHIBIT (h)(27)

AMENDMENT TO EXPENSE LIMITATION AGREEMENT

The Expense Limitation Agreement (“Agreement”), made the 1st day of March 2000 and subsequently amended on July 1, 2000, January 2, 2001, November 26, 2001, November 18, 2002, and May 1, 2003 by and between PACIFIC LIFE INSURANCE COMPANY (“Adviser”) and PACIFIC SELECT FUND (the “Fund”), on behalf of each of the Fund’s separate portfolios (each a “Portfolio,” collectively, the “Portfolios”) is hereby amended by the addition of the provisions set forth in this Amendment to the Agreement (“Amendment”), which is made this 6th day of June 2003.

1.	Section A of Paragraph I is amended as follows:

Applicable Expense Limit. For purposes of this Agreement “Portfolio Operating Expenses” shall consist of the ordinary operating expenses incurred by a Portfolio in any fiscal year, including organizational expenses, and excluding the following: investment advisory fees; 12b-1 distribution expenses; additional custodial charges associated with holding foreign securities; foreign taxes on dividends, interest (including commitment fees), or gains; interest; taxes; brokerage commissions and other transactional expenses; extraordinary expenses such as litigation; other expenses not incurred in the ordinary course of the Portfolio’s business; and expenses of any counsel or other persons or services retained by the Fund’s Trustees who are not “interested persons,” (as that term is defined in the 1940 Act) of the Adviser. To the extent that the Portfolio Operating Expenses incurred by a Portfolio exceed the Operating Expense Limit, as defined in Section I.B. below, the Adviser shall waive its fees under the Advisory Agreement or otherwise reimburse the Portfolio for such excess amount (the “Excess Amount”).

Schedule A is amended to reflect changes in the names of Portfolios.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PACIFIC SELECT FUND

ATTEST:	/s/ AUDREY L. MILFS	BY:	/s/ THOMAS C. SUTTON
	Name: Audrey L. Milfs Title: Secretary		Name: Thomas C. Sutton Title: Chairman of the Board & Trustee

PACIFIC LIFE INSURANCE COMPANY

BY:	/s/ AUDREY L. MILFS	BY:	/s/ THOMAS C. SUTTON
	Name: Audrey L. Milfs Title: Secretary		Name: Thomas C. Sutton Title: Chairman of the Board & Chief Executive Officer

SCHEDULE A

OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit (as a Percentage of average net assets)
Blue Chip Portfolio	0.10%
Aggressive Growth Portfolio	0.10%
Diversified Research Portfolio	0.10%
Small-Cap Equity Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
I-Net Tollkeeper Portfolio	0.10%
Financial Services Portfolio	0.10%
Health Sciences Portfolio	0.10%
Technology Portfolio	0.10%
Telecommunications Portfolio	0.10%
Growth LT Portfolio	0.10%
Focused 30 Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
International Value Portfolio	0.10%
Capital Opportunities Portfolio	0.10%
Global Growth Portfolio	0.10%
Equity Index Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Multi-Strategy Portfolio	0.10%
Main Street Core Portfolio (formerly Large-Cap Core Portfolio)	0.10%
Emerging Markets Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Managed Bond Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Money Market Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Equity Income Portfolio	0.10%
Research Portfolio	0.10%
Equity Portfolio	0.10%
Aggressive Equity Portfolio	0.10%
Large-Cap Value Portfolio	0.10%
Comstock Portfolio (formerly Strategic Value Portfolio)	0.10%
Real Estate Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%